Exhibit 10-H
Executive General Severance Plan
Federal Signal Corporation
November 2006

Federal Signal Corporation
Executive General Severance Plan
Article 1. Establishment, Term, and Purpose
     1.1 Establishment of the Plan. Federal Signal Corporation (hereinafter referred to as the “Company”) hereby establishes a severance plan to be known as the “Federal Signal Corporation Executive General Severance Plan” (the “Plan”). The Plan provides severance benefits to certain employees of the Company upon a termination of employment from the Company, not including a termination of employment as a result of a Change in Control of the Company. Except for the Change-in-Control Severance Agreements entered into with certain executives, the Plan is intended to supersede any and all plans, programs, or agreements providing for severance-related payments.
     1.2 Term of the Plan. This Plan will commence on January 1, 2005 (the “Effective Date”) and shall continue in effect for three (3) full calendar years. However, at the end of such three (3) year period and, if extended, at the end of each additional year thereafter, the term of this Plan shall be extended automatically for one (1) additional year, unless the Compensation Committee delivers written notice six (6) months prior to the end of such term, or extended term, to each Participant that the Plan will not be extended.
     In the event the term of the Plan is not extended for any reason, the Plan will terminate at the end of the term, or extended term, then in progress, and the Participant will be deemed terminated by the Company without Cause on such date.
     1.3 Purpose of the Plan. The purpose of the Plan is to provide certain key employees of the Company financial security in the event of a termination of employment from the Company.
Article 2. Definitions
     Whenever used in this Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:
(a)	“Base Salary” means, at any time, the then regular annual rate of pay which the Participant is receiving as annual salary, excluding amounts: (i) received under short-term or long-term incentive or other bonus plans, regardless of whether or not the amounts are deferred, or (ii) designated by the Company as payment toward reimbursement of expenses.

(b)	“Beneficiary” means the persons or entities designated or deemed designated by a Participant pursuant to Section 10.2 herein.

(c)	“Benefits Committee” means the Benefits Planning Committee of the Company which was appointed by the Compensation and Benefits Committee of the Company’s Board of Directors, and is composed of certain officers or other employees of the Company.

(d)	“Board” means the Board of Directors of the Company.

(e)	“Cause” shall be determined solely by the Benefits Committee except as expressly set forth to the contrary hereinbelow), which shall have the authority to interpret the Plan and to determine the meaning of any ambiguous Plan provisions in its sole and absolute discretion, and shall mean the occurrence of any one or more of the following:
(i)	The Participant’s failure to substantially perform his duties with the Company (other than any such failure resulting from the Participant’s Disability), after written notice of such failure and a reasonable opportunity to cure following written notice; or

(ii)	The Participant’s conviction of a felony; or

(iii)	The Participant’s willful engaging in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise. However, no act or failure to act on the Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the action or omission was in the best interests of the Company.

(iv)	The Participant’s material breach of Company policies, including but not limited to the Company’s policy for business conduct.
Notwithstanding anything to the contrary stated herein, in the case of the determination of Cause involving a Participant who is a member of the Company’s “Executive Committee” as such term is defined in the Company’s then most recent annual report, the Benefits Committee shall assign and cede all of its discretion and authority in the determination of Cause to the Compensation Committee.
(f)	“Code” means the Internal Revenue Code of 1986, as amended.

(g)	“Compensation Committee” means the Compensation and Benefits Committee of the Board of Directors of the Company, or, if no Compensation Committee exists, then the full Board of Directors of the Company, or a committee of Board members, as appointed by the full Board to administer this Agreement.

(h)	“Company” means Federal Signal Corporation, a Delaware corporation (including any and all subsidiaries), or any successor thereto as provided in Article 9 herein.

(i)	“Disability” or “Disabled” shall have the meaning ascribed to such term in the Participant’s governing long-term disability plan, or if no such plan exists, at the discretion of the Benefits Committee.

(j)	“Effective Date” means the date this Plan is approved by the Board, or such other date as the Board shall designate in its resolution approving this Plan, and as specified in the opening sentence of this Plan.

(k)	“Effective Date of Termination” means the date on which a termination occurs which triggers the payment of Severance Benefits hereunder.

(l)	“Good Reason” means, without the Participant’s express written consent, the occurrence of any one (1) or more of the following:
(i)	The assignment of the Participant to duties materially inconsistent with the Participant’s authorities, duties, responsibilities, and status (including offices, titles, and reporting requirements) as an executive and/or officer of the Company, or a material reduction or alteration in the nature or status of the Participant’s authorities, duties, or responsibilities from those in effect as of the Effective Date, other than an insubstantial and inadvertent act that is remedied by the Company promptly after receipt of notice thereof given by the Participant;

(ii)	The Company’s requiring the Participant to be based at a location in excess of fifty (50) miles from the location of the Participant’s principal job location or office as of the Effective Date; except for required travel on the Company’s business to an extent substantially consistent with the Participant’s then present business travel obligations;

(iii)	A reduction by the Company of the Participant’s Base Salary in effect on the Effective Date hereof, or as the same shall be increased from time to time;

(iv)	The failure of the Company to continue in effect any of the Company’s short- and long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or other compensation arrangements in which the Participant participates unless such failure to continue the plan, policy, practice, or arrangement pertains to all plan participants generally; or the failure by the Company to continue the Participant’s participation therein on substantially the same basis, both in terms of the amount of benefits provided and the level of the Participant’s participation relative to other participants, as of the Effective Date;

(v)	The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform the Company’s obligations under this Plan, as contemplated in Article 9 herein; and

(vi)	A material breach of this Agreement by the Company which is not remedied by the Company within ten (10) business days of receipt of written notice of such breach delivered by the Participant to the Company.
Unless the Participant becomes Disabled, the Participant’s right to terminate employment for Good Reason shall not be affected by the Participant’s incapacity due to physical or mental illness. The Participant’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason herein.
(m)	“Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Plan relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated.
(n)	“Participant” means an executive of the Company who is named by the Compensation Committee as a Participant in the Plan, as set forth in Article 2 herein.

(o)	“Plan” has the meaning ascribed to such term in Section 1.1 hereof.

(p)	“Severance Benefits” means the payment of severance compensation as provided in Article 4 herein.
Article 3. Participation
     3.1 Eligible Employees. Individuals eligible to participate in the Plan shall include all key employees of the Company, as determined by the Compensation Committee in its sole discretion.
     3.2 Participation. Subject to the terms of the Plan, the Compensation Committee may, from time to time, select from all eligible employees those who shall participate in the Plan. From those selected to participate in the Plan, the Benefits Committee shall assign each Participant to a category as follows: Tier I Executives, Tier II Executives, or Tier III Executives.
Article 4. Severance Benefits
     4.1 Right to Severance Benefits. Subject to the provisions herein, each Participant shall be entitled to receive from the Company Severance Benefits as described in Section 4.2 herein, if, during the term of the Plan, the Participant’s employment with the Company shall be terminated by the Company without Cause, or voluntarily by the Participant for Good Reason.
     A Participant shall not be entitled to receive Severance Benefits under Section 4.2 hereof if he or she is terminated for Cause, or if his or her employment with the Company ends due to death, Disability, Retirement, or due to a voluntary termination of employment by the Participant without Good Reason.
     4.2 Description of Severance Benefits. In the event that a Participant becomes entitled to receive Severance Benefits, as provided in Section 4.1 herein, the Participant shall receive the following Severance Benefits:
(a)	Tier I Executives: One (1.0) times the sum of: (i) the Participant’s Base Salary; and (ii) the Participant’s target annual bonus established for the bonus plan year in which the Participant’s Effective Date of Termination occurs.
Tier II Executives: Three-quarters (0.75) times the sum of: (i) the Participant’s Base Salary; and (ii) the Participant’s target annual bonus established for the bonus plan year in which the Participant’s Effective Date of Termination occurs.
Tier III Executives: One-half (0.5) times the sum of: (i) the Participant’s Base Salary; and (ii) the Participant’s target annual bonus established for the bonus plan year in which the Participant’s Effective Date of Termination occurs.

(b)	An amount equal to the Participant’s unpaid targeted annual bonus, established for the plan year in which the Participant’s Effective Date of Termination occurs, multiplied by a fraction, the numerator of which is the number of days the Participant was employed by the Company in the then existing fiscal year through the Effective Date of Termination, and the denominator of which is three hundred sixty-five (365).

(c)	A continuation of the welfare benefits of medical insurance, dental insurance, and group term life insurance for eighteen (18) months following the Effective Date of Termination. These benefits shall be provided to Participants at the same premium cost, and at the same coverage level, as in effect as of the Participant’s Effective Date of Termination.
However, in the event the premium cost and/or level of coverage shall change for all employees of the Company, the cost and/or coverage level, likewise, shall change for each Participant in a corresponding manner.
The continuation of these welfare benefits shall be discontinued prior to the end of the eighteen (18) month period in the event the Participant has available substantially similar benefits from a subsequent employer, as determined by the Benefits Committee.
(d)	The treatment of accrued vacation days earned prior to the Effective Date of Termination, but not taken by the Participant, shall be subject to the treatment provided under the Company’s vacation policy.

(e)	All outstanding long-term incentive awards shall be subject to the treatment provided under the applicable long-term incentive plan of the Company.
     4.3 Termination Due to Disability. If a Participant’s employment is terminated due to Disability during the term of this Plan, the Participant shall receive his or her Base Salary and accrued vacation through the Effective Date of Termination. All other benefits provided to the Participant shall be determined in accordance with the Company’s disability, retirement, insurance, and other applicable plans and programs then in effect.
     4.4 Termination Due to Death. If a Participant’s employment is terminated by reason of death, the Participant, or where applicable, the Participant’s Beneficiaries, shall receive the Participant’s Base Salary and accrued vacation through the Effective Date of Termination. All other benefits provided to the Participant or the Participant’s Beneficiaries shall be determined in accordance with the Company’s retirement, survivor’s benefits, insurance, and other applicable programs of the Company then in effect.

     4.5 Termination for Cause or by a Participant Other Than for Good Reason. If a Participant’s employment is terminated either: (a) by the Company for Cause; or (b) by the Participant other than for Good Reason, the Company shall pay the Participant his or her unpaid Base Salary and accrued vacation through the Effective Date of Termination, at the rate then in effect, plus all other amounts to which the Participant is entitled under any compensation plans of the Company, at the time such payments are due, and the Company shall have no further obligations to the Participant under this Plan.
     4.6 Notice of Termination. Any termination by the Company for Cause or by a Participant for Good Reason shall be communicated by Notice of Termination at least sixty (60) days prior to the date on which such termination shall be effective.
     4.7 Form and Timing of Severance Benefits. The Severance Benefits set forth in this Article 4 shall be made as a continuation of pay (over the applicable severance period) through the normal payroll procedures of the Company. If, as of the Effective Date of Termination, the Participant is a “key employee” as that term is used in Code Section 409A (and the regulations promulgated thereunder) then, the Severance Benefits, to the extent they are considered deferred compensation under Section 409A or the regulations thereunder, shall begin six (6) months following the Effective Date of Termination. Any Severance Benefits accrued during the first six (6) months following a Participant’s Effective Date of Termination shall be paid in a lump sum following such six (6) month period. Any remaining Severance Benefits shall then be paid through the normal payroll procedures of the Company.
     4.8 No Duplication of Severance. If a Participant is a party to a change-in-control agreement with the Company, the Participant shall not be entitled to receive a Severance Benefit under this Plan if he or she is entitled to receive a severance benefit under the change-in-control agreement.
     4.9 Release. As a condition of receiving Severance Benefits under the Plan, the Participant is required to sign a general release in a form acceptable to the Benefits Committee. No Severance Benefits will be paid to a Participant until the applicable release becomes irrevocable in accordance with its terms.
Article 5. The Company’s Payment Obligation
     5.1 Payment Obligations Absolute. The Company’s obligation to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against Participants or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Company shall be final, and the Company shall not seek to recover all or any part of such payment from Participants or from whomsoever may be entitled thereto, for any reasons whatsoever.

     Participants shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Plan, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Plan, except to the extent provided in Section 4.2(c) herein.
     5.2 Contractual Rights to Benefits. This Plan establishes and vests in each Participant a contractual right to the benefits to which he or she is entitled hereunder. However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.
Article 6. Legal Remedies
     6.1 Payment of Legal Fees. To the extent permitted by law, the Company shall pay all legal fees, costs of litigation, prejudgment interest, and other expenses incurred in good faith by the Participant as a result of the Company’s refusal to provide the Severance Benefits to which the Participant becomes entitled under this Plan, or as a result of the Company’s contesting the validity, enforceability, or interpretation of this Plan, or as a result of any conflict between the parties pertaining to this Plan; provided, however, that the Company shall be reimbursed by the Participant for all such fees and expenses in the event the Participant fails to prevail with respect to any one material issue of dispute in connection with such legal action.
     6.2 Arbitration. Subject to the following sentences, Participants shall have the right and option to elect (in lieu of litigation) to have any dispute or controversy arising under or in connection with this Plan settled by arbitration, conducted before a panel of three (3) arbitrators sitting in a location selected by the Participant within fifty (50) miles from the location of his job with the Company, in accordance with the rules of the American Arbitration Association then in effect. The Participant shall not have the right to elect to have any dispute which arises under Article 8 of this Plan settled by arbitration, but rather, the Company or the Participant shall have the right to institute judicial proceedings in any court of competent jurisdiction with respect to such dispute or claim. If judicial proceedings are instituted, the parties agree that such proceedings shall not be stayed or delayed pending the outcome of any arbitration proceeding hereunder.
     Except as provided above for claims or disputes under Article 8, judgment may be entered on the award of the arbitrator in any court having proper jurisdiction. All expenses of such arbitration, including the fees and expenses of the counsel for the Participant, shall be borne by the Company; provided, however, that the Company shall be reimbursed by the Participant for all such fees and expenses in the event the Participant fails to prevail with respect to any one material issue of dispute in connection with such legal action.
Article 7. Withholding
     The Company shall be entitled to withhold from any amounts payable under this Plan all taxes as legally shall be required (including, without limitation, any United States federal taxes, and any other state, city, or local taxes).

Article 8. Noncompetition
     8.1 Prohibition on Competition. Without the prior written consent of the Company, during the term of this Plan, and for a period of one (1) year following the payment of Severance Benefits under this Plan, Participants shall not, as an employee or an officer, engage directly or indirectly in any business or enterprise which is “in competition” with the Company or its successors or assigns. For purposes of this Plan, a business or enterprise will be deemed to be “in competition” if it is engaged in any significant business activity of the Company or its subsidiaries within the United States of America.
     However Participants shall be allowed to purchase and hold for investment less than two percent (2%) of the shares of any corporation whose shares are regularly traded on a national securities exchange or in the over-the-counter market.
     8.2 Disclosure of Information. Participants recognize that they have access to and knowledge of certain confidential and proprietary information of the Company which is essential to the performance of their duties as employees of the Company. Participants will not, during or after the term of their employment by the Company, in whole or in part, disclose such information to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever, nor shall he or she make use of any such information for their own purposes.
     8.3 Covenants Regarding Other Employees. During the term of this Plan, and for a period of one (1) year following the payment of Severance Benefits under this Plan, each Participant agrees not to attempt to induce any employee of the Company to terminate his or her employment with the Company, accept employment with any competitor of the Company, or to interfere in a similar manner with the business of the Company.
Article 9. Successors and Assignment
     9.1 Successors to the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company or of any division or subsidiary thereof to expressly assume and agree to perform the Company’s obligations under this Plan in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effective date of any such succession shall be a breach of this Plan and shall entitle Participants to compensation from the Company in the same amount and on the same terms as they would be entitled to hereunder if they had terminated their employment with the Company voluntarily for Good Reason. Except for the purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Effective Date of Termination.

     9.2 Assignment by the Participant. This Plan shall inure to the benefit of and be enforceable by each Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If a Participant dies while any amount would still be payable to him or her hereunder had he or she continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan, to the Participant’s Beneficiary. If the Participant has not named a Beneficiary, then such amounts shall be paid to the Participant’s devisee, legatee, or other designee, or if there is no such designee, to the Participant’s estate.
Article 10. Miscellaneous
     10.1 Employment Status. Except as may be provided under any other agreement between a Participant and the Company, the employment of the Participant by the Company is “at will” and may be terminated by either the Participant or the Company at any time, subject to applicable law.
     10.2 Beneficiaries. Each Participant may designate one or more persons or entities as the primary and/or contingent Beneficiaries of any Severance Benefits owing to the Participant under this Plan. Such designation must be in the form of a signed writing acceptable to the Benefits Committee. Participants may make or change such designations at any time.
     10.3 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the feminine shall include the masculine, the plural shall include the singular, and the singular shall include the plural.
     10.4 Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Plan are not part of the provisions hereof and shall have no force and effect.
     10.5 Modification. The Compensation Committee shall have unilateral authority to approve any amendment or modification to the Plan, in its sole and absolute discretion.
     10.6 Applicable Law. To the extent not preempted by the laws of the United States, the laws of the state of Delaware shall be the controlling law in all matters relating to this Plan.